                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                        EAGLE FINANCE CORP. (SEC File No. 0-24286)
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                     BARACK FERRAZZANO KIRSCHBAUM PERLMAN & NAGELBERG
                  333 W. WACKER DRIVE, SUITE 2700, CHICAGO, ILLINOIS 60606
                                 (312) 984-3100
-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------
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    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        -----------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

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        -----------------------------------------------------------------------
    (4) Date Filed:

        -----------------------------------------------------------------------

[LOGO]

                              April 18, 1997




Dear Stockholder:

     You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Eagle Finance Corp. to be held at the Holiday Inn, 6161 West Grand Avenue, Gurnee, Illinois on Tuesday, May 20, 1997, at 10:00 a.m.

      As more fully described in the attached Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement, the principal business to be addressed at the meeting is (i) the election of directors, and (ii) the ratification of the appointment of KPMG Peat Marwick LLP as Eagle's independent auditors for the fiscal year ended December 31, 1997. In addition, we will review with you the financial performance of the Company during the past fiscal year.

      Your participation at the Annual Meeting is very important, regardless of the number of shares you hold. Whether or not you contemplate attending the Annual Meeting, we would appreciate your dating, signing and mailing the enclosed proxy card as promptly as possible in the accompanying envelope. If you attend the meeting, you may revoke your proxy and vote your shares in person.

      We look forward with pleasure to seeing and visiting with you at the meeting.

                                               Sincerely,





                                               CHARLES F. WONDERLIC
                                               CHAIRMAN AND CHIEF
                                               EXECUTIVE OFFICER

                              EAGLE FINANCE CORP.

                       1425 TRI-STATE PARKWAY, SUITE 140
                            GURNEE, ILLINOIS  60031
                                 (847) 855-7150

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 20, 1997

To the Stockholders of Eagle Finance Corp.:

      The Annual Meeting of Stockholders of Eagle Finance Corp. (the "Company") will be held at the Holiday Inn, 6161 West Grand Avenue, Gurnee, Illinois 60031, on Tuesday, May 20, 1997, at 10:00 a.m., for the following purposes:

     1.   To elect two class Three directors to serve for a term of three years;

     2. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the year ending December 31, 1997; and

     3. To act upon such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record on the books of the Company at the close of business on April 1, 1997, will be entitled to vote at the meeting. STOCKHOLDERS ARE
REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING. Stockholders giving proxies retain the right to revoke them at any time before they are voted by written notice of revocation to the Secretary of the Company, and stockholders present at the meeting may revoke their proxies and vote in person.

      For further information concerning the individuals nominated as directors, the proposed amendment to the Plan, use of the proxy, and other related matters, you are respectfully urged to read the Proxy Statement on the following pages. Enclosed is a copy of the Company's 1996 Annual Report to Stockholders.

                               By Order of the Board of Directors,




                               WINIFRED   L. CLONTS
                               SECRETARY
Gurnee, Illinois
April 18, 1997

                              EAGLE FINANCE CORP.

                       1425 TRI-STATE PARKWAY, SUITE 140
                            GURNEE, ILLINOIS  60031
                                 (847) 855-7150


                                PROXY STATEMENT

      This Proxy Statement is furnished to stockholders of record on April 1, 1997 of Eagle Finance Corp. (the "Company") in connection with the solicitation on behalf of the Board of Directors of proxies to be used at the 1997 Annual Meeting of Stockholders, or any adjournment thereof. The meeting will be held at the Holiday Inn, 6161 West Grand Avenue, Gurnee, Illinois 60031, on Tuesday, May 20, 1997, at 10:00 a.m.

      The Board of Directors would like to have all stockholders represented at the meeting. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it in the accompanying return envelope as promptly as possible. Stockholders giving proxies retain the right to revoke them at any time before they are voted by sending written notice of revocation to the Secretary of the Company. Additionally, stockholders present at the meeting may revoke their proxy and vote in person. A proxy, when properly executed and not so revoked, will be voted in accordance therewith. A majority of the shares of the Common Stock, present in person or represented by proxy, shall constitute a quorum for purposes of the meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum.

     Stockholders of record on the books of the Company at the close of business on April 1, 1997 will be entitled to vote at the meeting. As of April 1, 1997, the Company had outstanding 4,189,100 shares of common stock, par value of $0.01 per share (the "Common Stock"), with each share entitling its owner to one vote on each matter submitted to a vote at the Annual Meeting of Stockholders. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be required to constitute stockholder approval. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the meeting and entitled to vote. Abstentions will be treated as votes against a proposal and broker non-votes will have no effect on the vote.

      The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone, courier or facsimile transmission by officers, directors and certain employees of the Company who will not be specially compensated for such solicitation. This Proxy Statement and the accompanying proxy card were mailed or given to stockholders commencing on or about April 18, 1997.

                             ELECTION OF DIRECTORS

      At the Annual Meeting of the Stockholders to be held on May 20, 1997, the stockholders will be entitled to elect two Class Three directors for a term expiring in 2000. The directors of the Company are divided into three classes having staggered terms of three years. Charles F. Wonderlic, nominee for election as Class Three director is an incumbent director. Robert L. Jooss, the other nominee for election as Class Three director, has been nominated to replace Anne Hamblin Schiave, who declined to stand for re-election. The Company has no knowledge that any of the nominees will refuse or be unable to serve, but if any nominee becomes unavailable for election, your proxy grants the holders of the proxy the right to substitute another person of their choice as a nominee when voting at the Annual Meeting.

     Set forth below is information concerning the nominees for election and for the other persons whose terms of office will continue after the meeting. Each of the two nominees, if elected at the Annual Meeting of Stockholders, will serve as a Class Three director for a scheduled three-year term expiring in 2000.

NOMINEES



NAME (AGE)                        PRESENT POSITION WITH THE COMPANY                        YEAR ELECTED
                                                                                           TO THE BOARD


CLASS THREE
(TERM EXPIRES 2000)

Charles F. Wonderlic (58)         Chairman, Chief Executive Officer and Director           1962

Robert L. Jooss (57)              Nominee for Director                                     --


CONTINUING DIRECTORS

CLASS ONE
(TERM EXPIRES 1998)

Richard E. Wonderlic (31)         Executive Vice President and Director                    1994
E. Bruce Fredrikson (59)          Director                                                 1997(1)

CLASS TWO
(TERM EXPIRES 1999)

Ronald B. Clonts (64)             Vice Chairman and Director                               1994
Robert H. Arnold (53)             Director                                                 1994
Walter J. O'Brien (62)            Director                                                 1994


__________________
(1) Edward J. Noha resigned from the Board of Directors effective February 3, 1997. E. Bruce Fredrikson was appointed by the Board of Directors on March 4, 1997 to fill the vacancy created by Mr. Noha's resignation.

      All of the Company's directors intend to hold office for the terms indicated, or until their successors are duly elected and qualified. There are no arrangements or understandings between any of the directors and any other person pursuant to which any of the directors have been selected for their respective positions.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF CHARLES F. WONDERLIC AND ROBERT L. JOOSS AS CLASS THREE DIRECTORS OF THE COMPANY.

DIRECTOR BIOGRAPHICAL DATA

      The principal occupation of each director, other directorships, his employment history and other relevant information are set forth below.

NOMINEES

      CHARLES F. WONDERLIC has been the Chief Executive Officer of the Company since 1980 and Chairman since 1984. He has served the Company in various capacities since 1962, including as President, Chief Financial Officer, Vice President and Treasurer. He was named a Director in 1962. Prior to joining the Company, he was employed by General Finance Loan Company. Mr. Wonderlic currently is a member of the Executive Committee of the American Financial Services Association and Chairman of its Auto Finance Division. Mr. Wonderlic received his M.B.A. degree from Northwestern University, Evanston, Illinois.

     ROBERT L. JOOSS became a physician in 1967, and served in the United States Navy for six years as a general medical officer and anesthesiologist. Following his honorable discharge as a Lieutenant Commander in 1974, he became a partner in Suburban Anesthesiologists, SC of LaGrange, Illinois. Dr. Jooss is a member of several professional medical societies, including the American Medial Association, American Society of Anesthesiologists and the Illinois Medical Society. Throughout his career he has been active in several civic and professional organizations, including service on the Audit Committee for LaGrange Memorial Hospital. Mr. Jooss received his M.D. degree from the University of Wisconsin, Madison, Wisconsin.

CONTINUING DIRECTORS

      RONALD B. CLONTS was named Vice Chairman of the Company in July 1996 and has served in various capacities since 1962, including as President (from 1994-
1996), Executive Vice President and Vice President. He has been a Director of the Company since 1994. He was previously employed by General Finance Loan Company. Mr. Clonts received his degree from Northwestern University, Evanston, Illinois. Mr. Clonts is the brother-in-law of Charles F. Wonderlic.

      ROBERT H. ARNOLD was named as a Director of the Company in 1994. Mr. Arnold is President of R.H. Arnold & Co., Inc. ("Arnold & Co."), a New York investment banking firm he founded in 1989, and the brother-in-law of Charles F. Wonderlic. Arnold & Co. specializes in providing financial advisory services on corporate mergers, acquisitions, divestitures and restructurings, and in assisting emerging and medium-sized companies in the private placement of equity and debt securities. Prior to forming Arnold & Co., Mr. Arnold was Executive Vice President of Cambrian Capital Corporation, an investment banking firm he co-founded in 1987. Before establishing Cambrian Capital, Mr. Arnold held various positions at Merrill Lynch & Co. in its Capital Markets Group, in both the investment banking and the institutional sales areas, and at the senior corporate level, including Treasurer of Merrill Lynch & Co.
Mr. Arnold received his B.S., M.S. and Ph.D. degrees from Northwestern University, Evanston, Illinois,
with  majors  in finance and accounting.   Mr.  Arnold  serves  as  a
director of Boca Raton Capital Corporation.

     WALTER J. O'BRIEN was named a Director of the Company in 1994. Mr. O'Brien has been President of the National Advertising Review Council, Inc., an organization established for the voluntary self regulation of national advertising since 1995. He previously served (1994-1995) as Chief Operating Officer of OO Management Partners, Inc., a management consulting firm focused on brand development. Previously he served as Executive Client Service Director for Ogilvy & Mather Advertising (1992-1994) and has held executive positions involving advertising management and strategic consulting with The Promotion Network, Inc. (1990-1991), Hill Holiday Advertising (1988-1989) and O'Reilly O'Brien Clow/RSCG (1987-1988). Prior to that, he served as Vice Chairman of the Board of Directors of J. Walter Thompson, where he was a member of the Worldwide Operating Committee following service as President and Chief Operating Officer of J. Walter Thompson/USA. Mr. O'Brien is a graduate of Marquette University, Milwaukee, Wisconsin.

      RICHARD E. WONDERLIC formally joined the Company in May 1988 following graduation from the University of Iowa, Iowa City, Iowa, and was named as a Director of the Company in 1994. The son of Charles F. Wonderlic, he became the Executive Vice President of the Company in April 1994. Mr. Wonderlic supervises the Company's operations serviced from its Gurnee, Illinois location. Mr. Wonderlic has served in various Company locations as Assistant Supervisor, Manager and Vice President and was instrumental in the development of the Company's automobile finance program.

      E. BRUCE FREDRIKSON was appointed as a Director of the Company on March 4, 1997. Dr. Fredrikson is a Professor of Finance at the Syracuse University School of Management. He has taught finance at Syracuse University since 1966 and has served as chairman of the school's finance department. Dr. Fredrikson earned an A.B. degree in economics from Princeton University, Princeton, New Jersey, and MBA and Ph.D. degrees from Columbia University, New York, New York. He is an independent general partner of both Fiduciary Capital Partners, L.P. and Fiduciary Capital Pension Partners, L.P. He is a director of Innodata Corporation, a global electronic publishing services company, and of Track Data Corp., a provider of real-time financial market data and analytic services.

BOARD COMMITTEES AND MEETINGS

      The Board of Directors of the Company has established an Executive Committee. The members of the Executive Committee are Charles F. Wonderlic and Anne Hamblin Schiave. Immediately following the 1997 Annual Meeting of
Stockholders, the Board of Directors is expected to elect another director to replace Ms. Schiave on the Executive Committee. The Executive Committee did not meet in 1996 as all actions were taken at Board meetings. The Executive Committee is authorized, except as otherwise set forth in the authorizing Board resolutions, to exercise all of the authority of the Board of Directors that may be delegated to a committee of the Board under the General Corporation Law of the State of Delaware (the "DGCL"). Pursuant to the DGCL, committees of a board of directors are denied the authority to authorize dividends and other distributions (unless the Board of Directors expressly provides otherwise), to amend, adopt or repeal charter or bylaw provisions, to adopt an agreement of merger or consolidation or to recommend to stockholders (i) the sale, lease or exchange of all or substantially all of the corporation's assets or (ii) a dissolution of the corporation. The term "all or substantially all of the corporation's assets" has not been interpreted under Sections 141(c) and 271 of the DGCL to represent a specific quantitative test. As a consequence, there can be no assurance as to how a court would interpret the phrase under Delaware law. The purpose of the Executive Committee is to facilitate management decisions between regular Board meetings that would otherwise require action by the full Board.

      The Board of Directors also has established a Compensation Committee. The members of the Compensation Committee are Walter J. O'Brien and Anne Hamblin Schiave. Immediately following the 1997 Annual Meeting of Stockholders, the Board of Directors is expected to elect another director to replace Ms. Schiave on the Compensation Committee. The Compensation Committee met once in 1996. The Compensation Committee is responsible, to the extent provided in the authorizing Board resolutions or in the Company's bylaws, for establishing the compensation, benefits and perquisites for the executive officers, directors and other employees of the Company. The members of the Compensation Committee also administer the Eagle Finance Corp. 1994 Stock Incentive Plan (the "Stock Incentive Plan") and the 1996 Director Stock Incentive Plan (the "1996 Director Plan")

      The Board of Directors also has established an Audit Committee. The members of the Audit Committee are Robert H. Arnold and Anne Hamblin Schiave. Immediately following the 1997 Annual Meeting of Stockholders, the Board of Directors is expected to elect someone to replace Ms. Schiave on the Audit Committee. The Audit Committee met twice in 1996. The Audit Committee is responsible, to the extent provided in the authorizing Board resolutions or in the Company's bylaws, for retaining the independent auditor for the Company and for reviewing with such auditor the Company's financial statements, audit reports, internal financial controls and internal audit procedures, and for making recommendations with respect to those matters to the Board of Directors.

      The Board of Directors of the Company held six meetings during 1996. During their terms of office in 1996, all of the directors attended at least 75% of the Board of Directors meetings and meetings for committees on which they served.

COMPENSATION OF DIRECTORS

      The Company has paid its non-employee directors an annual fee in the form of an award of options to purchase 5,000 shares of Common Stock under the Stock Incentive Plan. Subject to certain conditions, the awards vest over a three-year period or upon termination of service as a director. Employee directors do not receive any compensation for services performed in their capacity as directors. The Company reimburses each director for out-of-pocket expenses incurred in attending meetings of the Board of Directors and any of its committees. Immediately following the 1997 Annual Meeting of Stockholders, the Board of Directors is expected to modify the compensation of non-employee directors such that non-employee directors will receive an annual award of options to purchase 2,500 shares of Common Stock plus $1,000 per board or committee meeting attended.


                                 EXECUTIVE OFFICERS

      The executive officers of the Company and their ages and positions are as follows:

             NAME               AGE          POSITION WITH THE COMPANY
     Charles  F.  Wonderlic      58   Chairman,  Chief  Executive  Officer
                                        and Director
     Ronald B. Clonts            64   Vice Chairman and Director
     Robert J. Braasch           50   President and Chief Financial Officer
     Samuel M. Keith             50   Chief Operating Officer
     Richard E. Wonderlic        31   Executive Vice President and Director

      ROBERT J. BRAASCH was named President of the Company in July 1996. He joined the Company in January 1994 as Chief Financial Officer and Treasurer and was also named Senior Vice President in April 1994. Prior to joining the Company, Mr. Braasch spent seven years with USA Financial Services, Inc. as Chief Financial Officer and subsequently Chief Executive Officer. Mr. Braasch spent his previous 12 years in various positions with Household Finance Corporation including six years as Treasurer. Mr. Braasch graduated from DePaul University, Chicago, Illinois.

      SAMUEL M. KEITH joined the company in September 1996 as Chief Operating Officer. Prior to joining the Company, Mr. Keith spent 24 years with General Electric Capital Corporation. Mr. Keith held management positions in the sales and marketing, credit administration, customer service, operations and collections functions. Mr. Keith graduated from the University of Mississippi, Oxford, Mississippi.

      Biographies for Messrs. Charles F. Wonderlic, Ronald B. Clonts and Richard
E. Wonderlic are located above under "Director Biographical Data."



         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock at April 1, 1997 by each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, by each director or nominee, by each executive officer named in the Summary Compensation Table, and by all directors and executive officers of the Company as a group.


     BENEFICIAL OWNER              SHARES BENEFICIALLY        PERCENT
                                       OWNED(1)(2)          OF CLASS(3)
-------------------------------------------------------------------------
Charles F. Wonderlic(4)                 911,250               21.615%
2029 E. Lake Shore Drive
 Twin Lakes, WI  53181

Ronald B. Clonts(5)                     694,582               16.602%
2014 West Burr Oak Drive
 Glenview, IL 60025

Charles F. Wonderlic, Jr.(6)            329,041                7.845%
34241 Horse Shoe Lane
 Gurnee, IL 60031

Richard E. Wonderlic(7)                 326,374                 7.771%
4750 North Kingsway
 Gurnee, IL 60031

 Robert J. Braasch(8)                   30,800                   *

 Robert H. Arnold(10)                   12,750                   *

 Anne Hamblin Schiave                   26,000                   *

 Walter J. O'Brien(11)                  11,850                   *

 Robert L. Jooss                         1,000                   *

 Samuel M. Keith                           -                     *

     BENEFICIAL OWNER              SHARES BENEFICIALLY        PERCENT
                                       OWNED(1)(2)          OF CLASS(3)
-------------------------------------------------------------------------


E. Bruce Fredrikson                         -                     *

All  directors and executive officers   2,013,606             46.666%
 as a group (nine  persons)(12)

______________________
*   Less than 1%

(1) The nature of beneficial ownership for shares shown in this column is sole voting and investment power, except as set forth in the footnotes below. Inclusion of shares shall not constitute an admission of beneficial ownership or voting and investment power over such shares.

(2) Includes shares held directly and shares which beneficial owners may acquire on or before May 31, 1997 pursuant to the exercise of stock options; as well as shares held in retirement accounts (such as the Company's 401(k) Plan, as defined below), in a fiduciary capacity or by certain family members.

(3) Based upon 4,189,100 shares outstanding plus, with respect to each beneficial owner, the shares which such beneficial owner has the right to acquire on or before May 31, 1997 pursuant to the exercise of stock options.

(4) Includes 265,417 shares held of record by The Charles F. Wonderlic Declaration of Trust dated May 10, 1991, 100,000 shares held in the Company's 401(k) Plan and 519,167 shares held of record by The Mary Lyn Wonderlic Declaration of Trust dated May 10, 1991. Mr. Wonderlic disclaims beneficial interest in shares held by The Mary Lyn Wonderlic Declaration of Trust dated May 10, 1991. Mary Lyn Wonderlic is the wife of Charles
     F. Wonderlic.

(5) All such shares are held of record by The Ronald and Sally Clonts Trust dated June 4, 1994, with respect to which shares Ronald B. Clonts, as Co-Trustee, shares voting and investment power with his wife and Co-Trustee, Sally Clonts.

(6) Includes 307,708 shares held of record by The Charles F. Wonderlic, Jr. Declaration of Trust dated May 10, 1991, 13,000 shares held in the Company's 401(k) Plan and 3,000 shares held as custodian for his children. Mr. Wonderlic disclaims beneficial interest in shares held as custodian for his children.

(7) Includes 307,708 shares held of record by The Richard E. Wonderlic Declaration of Trust dated May 10, 1991, 6,000 shares held through the Company's 401(k) Plan and 2,000 shares held as custodian for his son.
     Mr. Wonderlic disclaims beneficial interest in shares held as custodian for his son.

(8) Includes 9,100 shares held of record by Mr. Braasch's IRA, and 1,500 shares held jointly with Mr. Braasch's wife, of which Mr. Braasch has shared voting and investment power. Also includes 100 shares held as custodian for his son and 100 shares held by Mr. Braasch's wife. Mr. Braasch disclaims beneficial interest in shares held as custodian for his son and by his wife.

(10) Includes 1,000 shares held of record by Robert H. Arnold's wife. Mr. Arnold disclaims beneficial interest in such shares.

(11) Includes 100 shares held of record by Walter J. O'Brien's wife. Walter J. O'Brien disclaims beneficial interest in such shares.

(12) Includes 125,832 shares which may be acquired on or before May 31, 1997 pursuant to the exercise of stock options. Excludes shares held by Robert
     L. Jooss.

      Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company's executive officers and directors and persons who own more than 10% of the outstanding Common Stock file reports of ownership and changes in ownership with the Securities and Exchange Commission and with any exchange on which the Company's shares of Common Stock are traded. Such persons are also required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company's review of the copies of such forms furnished to the Company, the Company is not aware that any of its directors and executive officers or 10% stockholders failed to comply with the filing requirements of Section 16(a) during 1996.


                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation paid or granted to the Company's Chairman and Chief Executive Officer and to each of the other executive officers of the Company during 1996.


                               SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------------------------------------------------------
                                                                                              LONG TERM COM-
                                            A N N U A L   C O M P E N S A  T I O N            PENSATION AWARDS
--------------------------------------------------------------------------------------------------------------------------------
      (A)                     (B)         (C)                 (D)           (E)                   (F)                (G)
                                                                                               SECURITIES         ALL OTHER
NAME AND                                                                  OTHER ANNUAL         UNDERLYING        COMPENSATION
PRINCIPAL POSITION           YEAR      SALARY($)             BONUS($)     COMPENSATION($)(1)   OPTIONS(#)            ($)
--------------------------------------------------------------------------------------------------------------------------------
Charles F. Wonderlic,        1996         $161,830               ---             $4,500           40,000            ---
Chairman and Chief           1995         $154,214               ---             $5,250           40,000            ---
Executive Officer            1994         $86,299(2)           $27,057           $7,500           40,000            ---
--------------------------------------------------------------------------------------------------------------------------------
Ronald B. Clonts, Vice       1996         $134,860               ---             $4,046           30,000            ---
Chairman                     1995         $128,512               ---             $6,369           30,000            ---
                             1994         $70,759(3)           $16,234           $7,036           30,000            ---
--------------------------------------------------------------------------------------------------------------------------------
Robert J. Braasch,           1996         $130,966               ---             $3,929           30,000            ---
President and Chief          1995         $102,810               ---             $4,485           30,000            ---
Financial Officer            1994         $72,110                ---              ---             30,000            ---
--------------------------------------------------------------------------------------------------------------------------------
Richard E. Wonderlic,        1996         $81,545                ---             $2,446           16,000            ---
Executive Vice President     1995         $61,547                ---             $4,495           16,000            ---
                             1994         $50,000(4)           $88,776           $5,292           16,000            ---
--------------------------------------------------------------------------------------------------------------------------------
Samuel M. Keith, Chief       1996         $45,244                ---              ---             20,000            ---
Operating Officer(5)
================================================================================================================================


(1) Represents contributions made by the Company to the qualified, tax-exempt retirement plan it has adopted (the "401(k) Plan") that qualifies under
     Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Does not include the cost to the Company of certain benefits, the aggregate amount of which did not exceed, for each executive officer, 10% of his annual salary and bonus.

(2) Mr. Charles F. Wonderlic received $375,055 of subchapter S corporation dividends from the Company in 1994 before the Company terminated its subchapter S corporation election under the Code in July 1994. Such dividends were not paid in lieu of compensation.

(3) Mr. Clonts received $502,856 of subchapter S corporation dividends from the Company in 1994 before the Company terminated its subchapter S corporation election under the Code in July 1994. Such dividends were not paid in lieu of compensation. Mr. Clonts was named Vice Chairman, effective July 1, 1996, having previously served as President.

(4) Mr. Richard E. Wonderlic received $434,841 of subchapter S corporation dividends from the Company in 1994 before the Company terminated its subchapter S corporation election under the Code in July 1994. Such dividends were not paid in lieu of compensation.

(5) Mr. Keith joined the Company on August 19, 1996 and was named Chief Operating Officer effective September 1, 1996.

      The following tables set forth certain information concerning the number and value of stock options granted to the executive officers reflected in the Summary Compensation Table during 1996, and held by such executive officers at December 31, 1996. Although the Stock Incentive Plan also provides for the grant of stock appreciation rights and restricted stock, as of December 31, 1996, only stock options had been granted under the Stock Incentive Plan.


===================================================================================================================
                                   AGGREGATED OPTION GRANTS IN LAST FISCAL YEAR
-------------------------------------------------------------------------------------------------------------------
                                                                                         POTENTIAL REALIZABLE VALUE
                                                                                         AT ASSUMED ANNUAL RATES OF
                                                                                          STOCK PRICE APPRECIATION
                                                                                              FOR OPTION TERM(F)
                                                        -----------------------------------------------------------
                                       PERCENT OF
                         OPTIONS         TOTAL               EXERCISE
                         GRANTED         OPTIONS              PRICE        EXPIRATION
    NAME                  (#)           GRANTED             ($/SHARE)        DATE            5% ($)        10% ($)
    (A)                   (B)           TO EMPLOYEES           (D)            (E)
                                      IN FISCAL YEAR
                                        (C)
-------------------------------------------------------------------------------------------------------------------
Charles F. Wonderlic    40,000           16.12%               $6.325    August 19, 2001     $69,899      $154,459
-------------------------------------------------------------------------------------------------------------------
Ronald B. Clonts        30,000           12.09%               $6.325    August 19, 2001     $52,424      $115,844
-------------------------------------------------------------------------------------------------------------------
Robert J. Braasch       30,000           12.09%               $5.75     August 19, 2006     108,484      $274,921
-------------------------------------------------------------------------------------------------------------------
Richard E. Wonderlic    16,000            6.45%               $6.325    August 19, 2001     $27,960      $61,784
-------------------------------------------------------------------------------------------------------------------
Samuel M. Keith         20,000            8.06%               $5.75     August 19, 2006     $72,323      $183,280
===================================================================================================================


=======================================================================================================================
                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                             FISCAL YEAR-END OPTION VALUES
-----------------------------------------------------------------------------------------------------------------------
                                                     NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED               IN-THE-MONEY OPTIONS
                                                     OPTIONS AT FISCAL YEAR-END(#)      AT FISCAL YEAR-END ($)
                                                              (D)                                 (E)

                                                  ---------------------------------------------------------------------
                         SHARES
                        ACQUIRED ON     VALUE
                         EXERCISE      REALIZED
   NAME                    (#)           ($)        EXERCISABLE      UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
   (A)                     (B)           (C)
-----------------------------------------------------------------------------------------------------------------------
Charles F. Wonderlic      ---            ---          26,666             53,334             ---           ---
-----------------------------------------------------------------------------------------------------------------------
Ronald B. Clonts          ---            ---          20,000             40,000             ---           ---
-----------------------------------------------------------------------------------------------------------------------
Robert J. Braasch         ---            ---          20,000             40,000             ---           ---
-----------------------------------------------------------------------------------------------------------------------
Richard E. Wonderlic      ---            ---          10,666             21,334             ---           ---
-----------------------------------------------------------------------------------------------------------------------
Samuel M. Keith           ---            ---           ---               20,000             ---           ---
=======================================================================================================================

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Charles F. Wonderlic, Ronald B. Clonts and Robert J. Braasch (the "Executives"). The agreements are intended to secure the continuing employment of the Executives. The employment agreements generally are identical except for differences in the cash compensation and incentive payments of the Executives and the fact that Messrs. Wonderlic's and Clonts' agreements permit them to be employed by, and to devote an unspecified amount of time to, certain Commonly Controlled Companies (as defined below). Messrs. Wonderlic and Clonts have each indicated, however, that they regard their duties to the Company as primary and expect to devote as much time as is required to fulfill the obligations of their respective offices with the Company.

     The employment agreements provide for: (i) an initial annual base salary equal to $150,000, $125,000 and $100,000 for Messrs. Wonderlic, Clonts and Braasch, respectively (which salaries were prorated during 1994), which may be increased but not decreased unless amended; and (ii) eligibility for Company sponsored employee benefits. Mr. Clonts and the Company mutually agreed, in connection with Mr. Clonts' relinquishing of his role as President of the Company, to amend his employment agreement to provide an annual base salary of $75,000 in 1997. Messrs. Wonderlic and Clonts were entitled to an additional bonus amount in each of 1994, 1995 and 1996 provided that the Company reached specific after-tax profit goals. Such goals were met in 1994 and the bonuses received are reflected in the Summary Compensation Table above. Such goals were not met in either 1995 or 1996. The employment agreements have an initial one-year term, with one-year extensions thereafter unless any employment agreement is terminated, amended, or the Company or an Executive has provided a notice of non-renewal at least 180 days prior to the anniversary thereof. Each employment agreement will terminate upon the Executive's death or disability. The Company is obligated to pay or provide to the Executive continued salary and benefits until the earlier of the expiration of the term of the agreement or the Executive's termination for "cause," which is defined to include, without limitation, the death or permanent disability of the Executive, a material violation by the Executive of any applicable material law or regulation with respect to the Company's business, the conviction of the Executive of a felony, and the willful or negligent failure of the Executive to perform his duties under the employment agreement.

     In the event of termination of an Executive's employment following a "change in control" of the Company, as defined under the employment agreement, either by the Company, or its successor, during the remaining term of the employment agreement or by the Executive within one year following the change in control, the Company, or its successor, is obligated to make a lump sum payment equal to three times the sum of: (i) his current annual base salary; (ii) the value of bonus or incentive payments that the Executive would have received had he remained employed; and (iii) the value of the contributions that would have been made or credited by the Company under all retirement plans for the benefit of the Executive. The lump sum payment is subject to reduction in order to avoid such payment being treated as a nondeductible, taxable "golden parachute" payment under Section 280G of the Code. In addition, the Company successor must continue insurance benefits for the Executive for three years following such termination.

    The employment agreements include a covenant that will limit the ability of each Executive to compete with the Company, except for services performed for affiliates, for a period of one year following the termination of such individual's employment with the Company.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's compensation program is administered by the Compensation Committee of the Board of Directors. The Committee is comprised of two independent, non-employee directors. Following review and approval by the Compensation Committee, all matters regarding executive compensation are referred to the Board of Directors for final approval.

     In determining appropriate levels of executive compensation, the Committee has at its disposal reference information regarding compensation ranges and levels for executive positions in comparable companies. In determining compensation to be paid to executive officers, primary consideration is given to quality long-term earnings growth, to be accomplished by achieving both financial and non-financial goals such as the implementation of asset quality and growth goals and adequate staff training, and the compensation of executives in comparable companies. The objectives of this philosophy are to (i) encourage a consistent and competitive return to stockholders, (ii) reward Company and individual performance, (iii) provide financial rewards based on performance for those having significant impact on corporate profitability and (iv) provide a competitive compensation package in order to attract and retain key personnel.

     There are two basic components to the total compensation of all key executives including the Chief Executive Officer - base salary and an incentive component. The salary component is reflective of levels of responsibility, authority and performance relative to similar positions in the finance company industry. The incentive portion is directly related to financial performance as measured by growth in earnings per share, asset growth and return on equity. Stock options were a part of executive compensation in 1996, and are anticipated to be during 1997 as well.

     During 1996, the Compensation Committee determined that certain previously issued options no longer provided the desired incentive to the executive officers of the Company because the exercise prices of the options were substantially above the market price. As a result, the Compensation Committee authorized the issuance of options at the market price at the time the new options were issued. The Compensation Committee also accepted the surrender of options previously issued to the executive officers of the Company for a like number of shares.

     The details of such issuance and surrender are set forth in the following






                                                   TEN-YEAR OPTION REPRICINGS
------------------------------------------------------------------------------------------------------------------------------------
NAME                            DATE        NUMBER OF         MARKET PRICE OF STOCK       EXERCISE PRICE      NEW         LENGTH OF
                                           OPTIONS REPRICED      AT TIME OF REPRICING         AT TIME OF     EXERCISE     ORIGINAL
                                           OR AMENDED (1)        OR AMENDMENT ($)          REPRICING OR      PRICE ($)    OPTION
                                                                                            AMENDMENT ($)                 TERM RE-
                                             (C)                     (D)                                                  MAINING
(A)                              (B)                                                           (E)            (F)         AT DATE OF
                                                                                                                          REPRICING
                                                                                                                          OR AMEND-
                                                                                                                          MENT  (G)
-----------------------------------------------------------------------------------------------------------------------------------
Charles F. Wonderlic     August 16, 1996     40,000              $5.75                       $15.40            $6.325    45 months
-----------------------------------------------------------------------------------------------------------------------------------
Ronald B. Clonts         August 16, 1996     30,000              $5.75                       $15.40            $6.325    45 months
-----------------------------------------------------------------------------------------------------------------------------------
Robert J. Braasch        August 21, 1996     30,000              $5.75                       $14.00            $5.75    105 months
-----------------------------------------------------------------------------------------------------------------------------------
Richard E. Wonderlic     August 16, 1996     16,000              $5.75                       $15.675           $6.325    45 months
===================================================================================================================================
(1)  All options reflected below were surrendered by the subject executive officer.

     The 1996 compensation of the Chief Executive Officer is based upon an employment agreement that was approved by the Compensation Committee and the entire Board of Directors based on the policies previously described. The Chief Executive Officer's base salary set forth in such agreement was based on a variety of factors, which include performance criteria as well as performance levels of comparable organizations within the industry. The employment agreement contemplates that the base salary provided for ($150,000) may be maintained or increased in accordance with established management compensation policies and plans. The Compensation Committee recommended an increase in the Chief Executive Officer's base salary based on its analysis of the policies described above. The Chief Executive Officer has a broad range of responsibility for the management of the Company, which is considered when establishing levels of compensation.

                               Walter J. O'Brien
                              Anne Hamblin Schiave

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The graph below compares cumulative total return of the common stock of the Company, the Nasdaq Stock Market - U.S. Index and the Nasdaq Financial Index.


                    COMPARISON OF 29 MONTH CUMULATIVE TOTAL RETURN
                  AMONG EAGLE FINANCE CORP., THE NASDAQ STOCK MARKET-
                        US INDEX AND THE NASDAQ FINANCIAL INDEX*

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                    EAGLE FINANCE   NASDAQ STOCK   NASDAQ FINANCIAL
                        CORP.        MARKET--US
                    -------------   ------------   ----------------
July 22, 1994           $100            $100            $100
December 31, 1994        161             105              95
December 31, 1995        153             149             139
December 31, 1996         61             183             178


                    * $100 INVESTED ON 07/22/94 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31. JULY 22, 1994 REPRESENTS THE DATE EAGLE FINANCE CORP. COMMON STOCK WAS FIRST TRADED ON THE NASDAQ NATIONAL MARKET, WITH AN OPENING PRICE OF $9.00.

     The graph set forth above shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Act"), or under the Exchange Act, except to the extent the Company specifically incorporated this information by reference, and shall not otherwise be deemed filed under such acts.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

GENERAL

     The Company has entered into a number of transactions with certain companies and partnerships in which Charles F. Wonderlic or Ronald B. Clonts or members of their immediate families own a direct or indirect controlling interest (any or all of such companies and partnerships are referred to herein as the "Commonly Controlled Companies"). The Company has generally sought to treat each transaction with a Commonly Controlled Company as an arms-length transaction. The Company has adopted a formal policy requiring all transactions with its principal stockholders, executive officers and directors, or their affiliates (including the Commonly Controlled Companies), to be on terms no less favorable to the Company than could be obtained from unrelated parties, and any material transactions with its affiliates (including the Commonly Controlled Companies) that are outside the ordinary course of business to be presented for the approval of the Company's disinterested directors.

     The Company leases furniture and computer equipment from a Commonly Controlled Company, Wonderlic Personnel Test, Inc. ("WPT"), pursuant to a Master Lease Agreement. Payments under that agreement (and any related predecessor agreements) were approximately $1.1 million during 1996, and are believed by the Company to be no less favorable than could have been obtained from unrelated parties in comparable transactions. The primary reason for these transactions is that leased assets, as opposed to owned assets, do not reduce the borrowing
base under the Company's revolving credit facility.   In 1996, the Company paid
approximately $77,000 to WPT for the development of a proprietary credit scoring model. Management believes that the cost to the Company of these services was no less favorable than the Company could have obtained from unrelated parties in comparable transactions.

SUBORDINATED DEBENTURES AND OTHER DEBT

     Charles F. Wonderlic and Ronald B. Clonts, members of their families and certain of the Commonly Controlled Companies have from time to time made loans to the Company evidenced by subordinated notes. At December 31, 1996, the approximate outstanding principal amounts of such subordinated notes in which such persons or members of their families had a direct or indirect pecuniary interest were: Charles F. Wonderlic, $62,900; and Ronald B. Clonts, $19,700. Such subordinated notes currently bear interest at various rates between 10.5% and 11.0% and mature at various times through February 2006, although they are callable. The Company believes that the terms of the subordinated notes are no less favorable than could have been obtained from unrelated parties purchasing comparable instruments based on the fact that third parties purchased identical instruments at the same price.

     The Company had an outstanding debt obligation to Prominent Mortgage Corp., a Commonly Controlled Company, in the amount of approximately $1.0 million at December 31, 1996. This debt is governed by a Master Note Agreement, as amended, between Prominent Mortgage Corp. and the Company (the "Master Note Agreement"). The Master Note Agreement provides that advances made from time to time by Prominent Mortgage Corp. to the Company are to be evidenced by a promissory note with a term not to exceed nine months. Borrowed amounts are generally payable on demand and may be prepaid without penalty. Interest is generally set at slightly below the prime rate prevailing at the time of advances thereunder. Based on the higher interest rate charged on amounts outstanding under the Company's revolving credit facility, the Company believes that the terms of the Master Note Agreement are no less favorable to the Company than could have been obtained from unrelated parties in a comparable transaction.

INTERCOMPANY SERVICES AGREEMENT

     The Company and certain Commonly Controlled Companies (the "Services Agreement Companies") are parties to an Intercompany Services Agreement, as amended (the "Services Agreement"), which provides that the Company will render specified services to the Services Agreement Companies, including services relating to accounting, information systems, technical support, insurance management, payroll and tax return preparation. The Services Agreement Companies pay a monthly fee to the Company for such services of approximately $11,500, which is approximately equivalent to the Company's cost of rendering such services and is calculated based on: (i) a percentage of the monthly salary of certain Company employees; (ii) a fee for any tax return prepared and filed by the Company on behalf of the Services Agreement Companies during the preceding month; and (iii) an additional amount equal to the allocable share of fees for professional services and insurance premiums and deductibles paid by the Company during the preceding month, less the Company's share of any such fees paid by the Services Agreement Companies during the preceding month. The Services Agreement continues until terminated by the Company or the Services Agreement Companies upon 30 days prior written notice. For the year ended December 31, 1996, the Company was paid approximately $137,600 under the Services Agreement.

     The following Commonly Controlled Companies are parties to the Services Agreement and comprise the Services Agreement Companies: Upland Farms; WPT; Wonderlic Companies, Inc.; Richmond Bancorp, Inc.: Richmond Financial Services, Inc.; Richmond Bank; Richmond Hunt Club, Inc. and Prominent Mortgage Corp.


              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The appointment of independent auditors is approved annually by the Board of Directors. The decision of the Board of Directors is based on the recommendation of the Audit Committee. In making its recommendation, the Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Board of Directors has authorized the engagement of KPMG Peat Marwick LLP as its independent public accountants for the year 1997. KPMG Peat Marwick LLP has had the responsibility of examining the consolidated financial statements of the Company since 1963. A proposal will be presented at the meeting to ratify the appointment of KPMG Peat Marwick LLP.

     A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting with the opportunity to make a statement, if he or she desires to do so, and to be available to respond to appropriate questions. If the appointment of KPMG Peat Marwick LLP is not ratified, the matter of the appointment of auditors will be considered by the Board of Directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.


                STOCKHOLDERS' PROPOSALS FOR 1998 ANNUAL MEETING

     Any stockholder proposal intended to be presented at the annual meeting in 1998 must be received by the Company in writing on or before December 19, 1997 for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

     Management does not intend to present any other business at the meeting and knows of no other matters which will be presented. However, if any other matters come before the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on those matters.


                               VOTING OF PROXIES

     Unless a stockholder indicates otherwise, shares represented by proxy will be voted in favor of the election of the two nominees named in this proxy statement (or such other person designated by the Board of Directors in the event a nominee is unable or declines to serve) and in favor of the ratification of the appointment of KPMG Peat Marwick LLP as independent public accountants for the Company for the year ending December 31, 1997.


                                    GENERAL

     STOCKHOLDERS AND INTERESTED INVESTORS MAY OBTAIN WITHOUT CHARGE COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR 1996, INCLUDING FINANCIAL STATEMENTS AND ANY SCHEDULES, BY WRITING TO MR. ROBERT J. BRAASCH, PRESIDENT, EAGLE FINANCE CORP., 1425 TRI-STATE PARKWAY, SUITE 140, GURNEE, ILLINOIS 60031. EXHIBITS TO FORM 10-K WILL ALSO BE FURNISHED UPON REQUEST FOR THE COST OF REPRODUCTION.

     It is important that all proxies be forwarded promptly in order that a quorum may be present at the meeting.

                              By Order of the Board of Directors,




                               WINIFRED L. CLONTS
                               SECRETARY
Gurnee, Illinois
April 18, 1997

PROXY                        EAGLE FINANCE CORP.                PROXY

                   PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
               FOR THE ANNUAL MEETING OF STOCKHOLDERS -- MAY 20, 1997

   The undersigned hereby appoints Charles F. Wonderlic and Ronald B. Clonts, or any of them acting in the absence of the other, with power of substitution, attorneys and proxies, for and in the name and place of the undersigned, to vote the number of shares of Common Stock that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Stockholders of Eagle Finance Corp., to be held at the Holiday Inn, 6161 West Grand Avenue, Gurnee, Illinois 60031, on Tuesday, May 20, 1997, at 10:00 a.m., local time, or any adjournments thereof, upon the matters set forth in the Notice of Annual Meeting and Proxy Statement (receipt of which is hereby acknowledged) as designated on the reverse side, and the proxies, in their discretion, are authorized to vote upon such other business as may properly come before the meeting.


                          New Address: ______________________________________
                                       ______________________________________
                                       ______________________________________


           PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                    PROMPTLY USING THE ENCLOSED ENVELOPE
              (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                      EAGLE FINANCE CORP.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY

1. Election of Directors
Nominees: Charles F. Wonderlic and Robert L. Jooss

FOR / /

WITHHOLD AUTHORITY  / /

For All (except nominee(s) written below)  / /

2. To ratify the selection of KPMG Peat Marwick LLP as the independent auditors for the Company for 1997

FOR / /        AGAINST / /       ABSTAIN / /


3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting or at any adjournment thereof.

Check here if you plan to attend the meeting.     / /


Check here for address change on reverse side.   / /

Dated ______________________, 1997
Signature(s)______________________
__________________________________

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE ABOVE SIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

PLEASE DATE PROXY AND SIGN IT EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN PERSONALLY. EXECUTORS, TRUSTEES, ETC., SHOULD INDICATE THEIR TITLES WHEN SIGNING.

                           EAGLE FINANCE CORP.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY